Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
of
SERIES A PREFERRED STOCK,
PAR VALUE $0.001,
OF
EHEALTH, Inc.
Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), eHealth, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:
WHEREAS, the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company, as filed with the Secretary of State of the State of Delaware, authorizes the issuance of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”);
WHEREAS, the Certificate of Incorporation expressly authorizes the Board of Directors of the Company (the “Board”) by resolution or resolutions, to the maximum extent permitted by law, to provide for the issuance of Preferred Stock in one or more series and, with respect to each series of Preferred Stock, to fix the number of shares included in each such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series;
WHEREAS, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on February 17, 2021, adopted the following resolution designating a new series of Preferred Stock as “Series A Preferred Stock”:
RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as follows:
SECTION 1.Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 2,250,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company senior to the Company Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized (such Capital Stock, “Junior Stock”).
SECTION 3. Definitions. As used herein with respect to Series A Preferred Stock:
“Accrued Dividend Record Date” shall have the meaning set forth in Section 4(e).
“Accrued Dividends” means Accrued PIK Dividends plus Unpaid Cash Dividends.
“Accrued PIK Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all PIK Dividends that have accrued after the last Dividend Payment Date on such share pursuant to Section 4(c), whether or not declared, but that have not, as of such date, been added to the Accrued Value.
“Accrued Value” means, as of any date, with respect to any share of Series A Preferred Stock, the sum of (i) the Original Issuance Price plus (ii) on each Dividend Payment Date and on a cumulative basis, an additional amount equal to the dollar value of all PIK Dividends that have accrued on such share pursuant to Section 4(c), whether or not declared, but that have not, as of such date, been added to such Accrued Value.
“Affiliate” shall have the meaning set forth in the Investment Agreement.
“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Certificate of Designations the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes of this Certificate of Designations, the Purchaser (or any other person) shall at all times be deemed to have Beneficial Ownership of the shares of Series A Preferred Stock or shares of Company Common Stock issuable upon conversion or repurchase of shares of Series A Preferred Stock directly or indirectly held by them, irrespective of any non-conversion period specified in this Certificate of Designations or any restrictions on transfer or voting contained in this Certificate of Designations.
“Board” shall have the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the Bylaws of the Company, as amended and as may be amended from time to time.
“Call Notice” shall have the meaning set forth in Section 9(c).

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Cash Dividend” shall have the meaning set forth in Section 4(c).
“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” shall have the meaning set forth in the recitals above.
“Change of Control” means the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act) (in each case excluding any member of the H.I.G. Group or any of their respective Affiliates or any of their respective controlled portfolio companies), directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding shares of Voting Stock of the Company or (iii) the Company consummates any merger, consolidation or similar transaction in which Company Common Stock is converted into equity securities of another entity, unless in the case of this clause (iii) (A) the Company or a successor continues to be incorporated in the United States, listed on a national stock exchange in the United States, and treated as a United States corporation for federal income tax purposes and (B) the stockholders of the Company immediately prior to the consummation of such merger, consolidation or similar transaction continue to hold (in substantially the same proportion as their ownership of the shares of Voting Stock immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity, or if the Company becomes a wholly owned subsidiary in such transaction, a parent entity of the Company, in such transaction immediately following the consummation of such transaction. A “Change of Control” shall not include any transaction with the principal purpose of changing the jurisdiction of the Company’s incorporation within the United States.
“Change of Control Call Price” shall have the meaning set forth in Section 9(a)(i).
“Change of Control Call” shall have the meaning set forth in Section 9(a)(i).
“Change of Control Notice” shall have the meaning set forth in Section 9(b).
“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Call Price or Change of Control Put Price, as applicable, for such share to the Holder thereof.
“Change of Control Put” shall have the meaning set forth in Section 9(a)(ii).
“Change of Control Put Deadline” shall have the meaning set forth in Section 9(b)(iv).
“Change of Control Put Price” shall have the meaning set forth in Section 9(a)(ii).

“close of business” means 5:00 p.m. (New York City time).
“Closing Price” of the Company Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Company Common Stock on NASDAQ on such date. If the Company Common Stock is not traded on NASDAQ on any date of determination, the Closing Price of the Company Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Company Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Company Common Stock is so listed or quoted, or if the Company Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Company Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Company Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.
“Code” shall have the meaning set forth in Section 11(e)(iii).
“Company” shall have the meaning set forth in the recitals above.
“Company Common Stock” shall have the meaning set forth in the recitals above.
“Constituent Person” shall have the meaning set forth in Section 12(a)(iii).
“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.
“Conversion Date” shall have the meaning set forth in Section 8(a).
“Conversion Notice” shall have the meaning set forth in Section 8(a)(i).
“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $90, subject to adjustment as set forth herein.
“Conversion Restrictions” shall have the meaning set forth in Section 6(c).
“Daily Dividend Amount” shall have the meaning set forth in Section 4(b).
“Designated Redemption Date” shall have the meaning set forth in Section 10(a)(i)(B).
“DGCL” shall have the meaning set forth in the recitals above.
“Distributed Entity” means any Subsidiary of the Company distributed in a Distribution Transaction.
“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Company Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Payment Date” means June 30 and December 31 of each year; provided, however that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.
“Dividend Payment Period” means in respect of any share of Series A Preferred Stock the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.
“Dividend Rate” means 8.00%, or, to the extent and during the period with respect to which such rate has been adjusted as provided in Section 4(d), Section 9(i) or Section 10(a)(i)(E), such adjusted rate.
“Dividend Record Date” shall have the meaning set forth in Section 4(e).
“Dividends” shall have the meaning set forth in Section 4(a).
“Eligible Redemption Date” means the date that is six (6) years following the Original Issuance Date.
“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Company Common Stock, the first date on which shares of Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Company Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Excess Amount” shall have the meaning set forth in Section 6(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Preferred Stock” means a series of convertible preferred stock issued by the Company and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series A Preferred Stock, except that the Accrued Value and the Conversion Price thereof will be determined as provided herein.
“Exchange Property” shall have the meaning set forth in Section 12(a)(iii).
“Exempt Issuance” shall have the meaning set forth in Section 11(b)(iv).
“Existing Credit Facility” shall mean that certain Credit Agreement, dated as of September 17, 2018, among the Company, certain subsidiaries of the Company, Royal Bank of Canada, as the administrative agent, and the financial institutions party thereto from time to time as lenders, as amended and in effect on February 17, 2021, and including any further amendments, restatements, modifications or supplements that have been approved by the Majority Holders.
“H.I.G. Group” shall have the meaning set forth in the Investment Agreement.
“H.I.G. Investors” shall have the meaning set forth in the Investment Agreement.
“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, however that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.
“Holder Redemption Right” shall have the meaning set forth in Section 10(a)(i)(A).
“Implied Semiannual Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (i) the Accrued Value of such share on the first day of the applicable Dividend Payment Period (or in the case of the first Dividend Payment Period for such share, as of the Original Issuance Date) multiplied by (ii) one half of the Dividend Rate applicable on such date.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is (i) not an Affiliate of the Company and (ii) so long as the H.I.G. Investors meet the Minimum Ownership Threshold, is reasonably acceptable to the H.I.G. Investors.
“Individual Holder Share Cap” means, with respect to any individual Holder, the maximum number of shares of Company Common Stock that could be issued by the Company to such Holder without triggering a change of control under NASDAQ Stock Market Rule 5635 (or its successor).
“Intended Tax Treatment” shall have the meaning set forth in Section 19(b).
“Investment Agreement” means that certain Investment Agreement between the Company and the Purchaser, dated as of February 17, 2021, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.
“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.
“Junior Stock” shall have the meaning set forth in Section 2.
“Mandatory Conversion” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(a).
“Mandatory Conversion Price” means 167.5% of the then-current Conversion Price.
“Market Disruption Event” means any of the following events:
(a)    any suspension of, or limitation imposed on, trading of the Company Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Company Common Stock, any period or periods aggregating one half hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Company Common Stock or options contracts relating to the Company Common Stock on the Relevant Exchange; or
(b)    any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Company Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Company Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Company Common Stock on the Relevant Exchange.
“Market Value” means, with respect to a share of Company Common Stock, the arithmetic average of the Closing Price of Company Common Stock for the five (5) Trading Days preceding the date of conversion of shares of Series A Preferred Stock into Company Common Stock in accordance to Section 6(a)(i) or Section 6(a)(ii).
“Minimum Ownership Threshold” shall have the meaning set forth in the Investment Agreement.
“Minimum Price” means the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) per share of Company Common Stock on the Original Issuance Date; or (ii) the average Nasdaq Official Closing Price per share of Company Common Stock (as reflected on Nasdaq.com) for the five (5) Trading Days immediately preceding the Original Issuance Date.
“Mirror Preferred Stock” means a series of convertible preferred stock issued by the Distributed Entity and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series A Preferred Stock, except that the Accrued Value and the Conversion Price thereof will be determined as provided herein.
“NASDAQ” means The Nasdaq Stock Market.
“Notice of Company Redemption” shall have the meaning set forth in Section 10(b)(ii).

“Notice of Holder Redemption” shall have the meaning set forth in Section 10(a)(i)(B).
“Notice of Mandatory Conversion” shall have the meaning set forth in Section 7(b).
“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.
“Original Issuance Date” means the Closing Date, as defined in the Investment Agreement.
“Original Issuance Price” means, with respect to any share of Series A Preferred Stock, as of any date, $100 per share.
“Parity Stock” means each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
“Permitted Loan” has the meaning set forth in the Investment Agreement.
“Permitted Loan Adjusted Conversion Price” shall mean an amount equal to CP1 based on the formula set forth in Section 11(a)(ii) for a Test Date Conversion Price Reset; provided, however that, solely for purposes of this definition, the “Test Price” in such formula shall be replaced with an amount equal to the Market Value identified in Section 6(a)(ii).
“Person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.
“PIK Dividends” shall have the meaning set forth in Section 4(c). “Preferred Stock” shall have the meaning set forth in the recitals above.
“Purchaser” shall have the meaning set forth in the Investment Agreement.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Company Common Stock have the right to receive any cash, securities or other property or in which the Company Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Company Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
“Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Redemption Price for such share to the Holder of such share.

“Redemption Price” means an amount equal to the greater of (A) the sum of (x) the Accrued Value of the shares of Series A Preferred Stock to be redeemed multiplied by 135%, plus (y) the Accrued Dividends with respect to such shares of Series A Preferred Stock to be redeemed as of the applicable Redemption Date, and (B) the amount such Holders would receive (including without duplication any Unpaid Cash Dividends that would have otherwise been settled in cash in connection with such conversion) if such Holders converted such shares of Series A Preferred Stock into Company Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein), which dollar amount, for purposes of clarity, shall be equal to the VWAP of the Company Common Stock on the Trading Day prior to the applicable Redemption Date.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
“Relevant Exchange” shall have the meaning set forth in the definition of the term “Market Disruption Event”.
“Reorganization Event” shall have the meaning set forth in Section 12(a)(iii).
“Required Credit Obligations” shall mean, as of any time, the payment of required amounts under the Existing Credit Facility (including, if required, (x) the prior termination of any lending commitments thereunder, and (y) the prior termination (or permitted credit support thereof, including cash collateralization) of any letters of credit issued thereunder; collectively, such obligations referenced in clause (x) and clause (y), together with any required payments under the Existing Credit Facility.
“Required Number of Shares” shall have the meaning set forth in Section 9(i).
“Series A Preferred Stock” shall have the meaning set forth in Section 1.
“Share Cap” means a number of shares of Company Common Stock issued or issuable by the Company pursuant to the Investment Agreement and pursuant to the terms hereof which would cause the holders of such securities to Beneficially Own, in the aggregate, a number of shares of the Company’s Capital Stock that represents in excess of 19.99% of the Company’s Voting Stock immediately prior to the Closing (as defined in the Investment Agreement). For the purposes of this definition, Company Common Stock issued or issuable by the Company pursuant to the Investment Agreement shall include any shares of Company Common Stock issued or issuable pursuant to any Company Equity Securities (as defined in the Investment Agreement) Beneficially Owned by any H.I.G. Affiliated Director (as defined in the Investment Agreement).
“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
“Test Date” shall mean March 20, 2024.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.
“Trading Period” shall have the meaning set forth in Section 7(a).
“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be the Company.
“Transfer Taxes” shall have the meaning set forth in Section 19(a).
“Unpaid Cash Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Cash Dividends that have accrued on such share pursuant to Section 4(c), whether or not declared, but that have not, as of such date, been paid in cash.
“Voting Stock” means (i) with respect to the Company, the Company Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
“VWAP” per share of Company Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Company Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).
SECTION 4.Dividends.
(a)Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).
(b)Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall compound or be payable, as applicable, semiannually in arrears, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Original Issuance Date. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Semiannual Dividend Amount as of such day by (y) the actual number of days that have elapsed during the Dividend Payment Period by the date on which such day falls (for the avoidance of doubt, which such number of days shall be counted from and including the Original Issuance Date or last Dividend Payment Date, as applicable, to but excluding the next Dividend Payment Date); provided, however that if during any Dividend Payment Period any Accrued Dividends in respect of one or more prior Dividend Payment Periods are paid, then after the date of such payment the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Semiannual Dividend Amount as of such day (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days that have elapsed during such Dividend Payment Period (each amount of dividend accrued as of such day, the “Daily Dividend Amount”). The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the Daily Dividend Amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period. For the avoidance of doubt, for any share of Series A Preferred Stock with an Issuance Date that is not a Dividend Payment Date, the amount of Dividends payable with respect to the initial Dividend Payment Period for such share shall equal the product of (A) the daily accrual determined as specified in the prior sentence, assuming a full Dividend Payment Period in accordance with the definition of such term, and (B) the number of days from and including such Issuance Date to but excluding the next Dividend Payment Date.
(c)Payment of Dividends. The Company will pay or accrue, to the extent permitted by applicable law, Dividends as follows:
(i)From the Original Issuance Date through the second anniversary of the Original Issuance Date, Dividends shall accrue on the Accrued Value of each share of Series A Preferred Stock as a dividend in kind at the Dividend Rate, which shall compound on a semiannual basis on each Dividend Payment Date and be added to the Accrued Value on each Dividend Payment Date, as provided in the definition of “Accrued Value,” whether or not declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Company legally available for the payment of such Dividends (any Dividend accruing in the manner provided in this clause, “PIK Dividends”).
(ii)Beginning on the next Dividend Payment Date after the second anniversary of the Original Issuance Date, (a) the Company shall pay a Dividend equal to 2.00% per annum of the Accrued Value of each share of Series A Preferred Stock in cash (any Dividend or portion of a Dividend paid in cash, a “Cash Dividend”) on each Dividend Payment Date, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, and out of funds legally available therefor; provided, however that, in the event the Dividend Rate is adjusted as provided in Section 4(d), Section 9(i) or Section 10(a)(i)(E), Cash Dividends shall be paid in an amount equal to the then-current Dividend Rate minus 6.00%; provided further, however that Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward), and (b) Dividends shall accrue on each share of Series A Preferred Stock at a rate of 6.00% per annum on the Accrued Value as a dividend in kind, which shall compound on a semiannual basis on each Dividend Payment Date and be added to the Accrued Value on each Dividend Payment Date, as provided in the definition of “Accrued Value,” whether or not declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Company legally available for the payment of dividends
(d)Arrearages. If the Company fails to declare and pay a full Cash Dividend on the Accrued Value of any shares of Series A Preferred Stock on any Dividend Payment Date, then any Dividends otherwise payable on such Dividend Payment Date on the Accrued Value of any shares of Series A Preferred Stock shall continue to accrue and cumulate as set forth in clause (a) of Section 4(c)(ii) and subject to the terms of this Section 4(d). In the event that there remains any Unpaid Cash Dividends for any two consecutive Dividend Payment Dates, then, retroactive to the first day of the Dividend Payment Period immediately preceding the first Dividend Payment Date at which the Company failed to pay Cash Dividends with respect to any Unpaid Cash Dividends for such two consecutive Dividend Payment Dates, the Dividend Rate with respect to all Unpaid Cash Dividends shall be increased from 2.00% per annum to 4.00% per annum (as adjusted from time to time as provided in Section 9(i) or Section 10(a)(i)(E)), payable semiannually in arrears on each Dividend Payment Date, provided that such Dividend Rate of 4.00% per annum (as adjusted from time to time as provided in Section 9(i) or Section 10(a)(i)(E)), shall continue until the date on which the Company has paid Cash Dividends with respect to all outstanding Unpaid Cash Dividends that were required to be paid on prior Dividend Payment Dates pursuant to Section 4(c)(ii). From and after the date of such payment in full of all Unpaid Cash Dividends, the Dividend Rate shall be 2.00% per annum (as adjusted from time to time as provided in Section 9(i) or Section 10(a)(i)(E)), to be applied semiannually in arrears on each Dividend Payment Date thereafter; provided, that, in the event that the Company pays all Unpaid Cash Dividends that were due and unpaid on any preceding Dividend Payment Date prior to the next occurring Dividend Payment Date, then the Dividend Rate applicable to all Cash Dividends that accrue after the date of such payment shall be 2.00% per annum (as adjusted from time to time as provided in Section 9(i) or Section 10(a)(i)(E)).
(e)Record Date. The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.
(f)Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless all Dividends then payable as of the applicable date of determination, whether or not declared, on all outstanding shares of Series A Preferred Stock have been declared and paid (or in the case of PIK Dividends, added to the Accrued Value), including any accrued and unpaid Dividends on the Series A Preferred Stock that are then in arrears, or have been or contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend or other cash distribution on, or make any distributions relating to, Junior Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock, other than:
(i)purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii)purchases of Junior Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;
(iii)as a result of an exchange, reclassification or conversion of any class or series of Junior Stock for or into any other class or series of Junior Stock;
(iv)purchases of fractional interests in shares of Junior Stock pursuant to the conversion, reclassification or exchange provisions of such Junior Stock or the security being converted, reclassified or exchanged;
(v)payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;
(vi)distributions of Junior Stock or rights to purchase Junior Stock;
(vii)purchases, redemptions or other acquisitions of Junior Stock for an aggregate amount up to $10,000,000; or
(viii)any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption, exchange or repurchase of any rights under any such.
Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the most recent Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.
Subject to the provisions of this Section 4 and Sections 4.11 and 4.12 of the Investment Agreement, dividends may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock from time to time, and in addition to the rights set forth in this Section 4, the Holders shall be entitled to participate in those dividends on an as-converted basis (pursuant to Section 6 without regard to any limitations on convertibility set forth therein) (other than pursuant to the adjustments otherwise provided under Section 11(b) or Section 12(a), as applicable).
(g)Conversion on or Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under Section 6(a) or Section 7(a), as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or an Accrued Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided, however that the amount of such Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 6(a) or Section 7(a), as applicable, with respect to such Conversion Date.
(h)Waivers. Subject to Section 4.12 of the Investment Agreement, any right related to the accrual, calculation, payment and priority of Dividends under this Section 4 or otherwise set forth in this Certificate of Designations may be waived as to such rights for all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the shares of Series A Preferred Stock then outstanding.
SECTION 5.Liquidation Rights.
(a)Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of the Accrued Value and Accrued Dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and (ii) the amount a Holder would have received had such Holder, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such share of Series A Preferred Stock into Company Common Stock (pursuant to Section 6). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.
(b)Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.
(c)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6.Right of the Holders to Convert.
(a)Subject to Section 6(a)(i) and Section 6(a)(ii), after May 31, 2021, each Holder shall have the right, at any time and at such Holder’s option, subject to the conversion procedures set forth in Section 8, to (1) convert each share of such Holder’s Series A Preferred Stock into the number of shares of Company Common Stock equal to (A) the sum of the Accrued Value and the Accrued PIK Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date, and (2) receive a cash amount equal to any Unpaid Cash Dividends as of such date; provided, however that if the Conversion Date is prior to March 31, 2023, and if the payment of such Unpaid Cash Dividend would have the effect of causing a default under the Existing Credit Facility, then such Unpaid Cash Dividends shall be due and payable on the first Dividend Payment Date following the second (2nd) anniversary of the Original Issuance Date (provided, that if a Change of Control is consummated prior to the first Dividend Payment Date following the second (2nd) anniversary of the Original Issuance Date, then after satisfaction of all Required Credit Obligations (or consent by the required lenders of such Required Credit Obligations to the payment of such Unpaid Cash Dividends), such Unpaid Cash Dividends shall be due and payable upon the date of consummation of such Change of Control). The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time. Notwithstanding the foregoing in this Section 6(a) and excluding any conversion of shares of Series A Preferred Stock in connection with any voluntary or involuntary liquidation, dissolution, winding up of the affairs of the Company pursuant to Section 5 or in connection with the consummation of a Change of Control after receipt of a Change of Control Notice from the Company pursuant to Section 9(b), in the event that any shares of Series A Preferred Stock are converted into shares of Company Common Stock prior to the Test Date:
(i)by a Holder (other than a transferee in connection with a Permitted Loan in accordance with Section 6(a)(ii)), and the Market Value of the shares of Company Common Stock issuable upon such conversion would be in excess of the Accrued Value plus the Accrued PIK Dividends of such shares immediately prior to such conversion, then the Company shall only be required to deliver (1) shares of Company Common Stock to the Holder having an aggregate Market Value that is equal to the Accrued Value plus the Accrued PIK Dividends of such shares of Series A Preferred Stock, and (2) any Unpaid Cash Dividends as of such date, which shall be settled in cash (provided, that if the Conversion Date is prior to March 31, 2023, and if the payment of such Unpaid Cash Dividend would have the effect of causing a default under the Existing Credit Facility, then such Unpaid Cash Dividends shall be due and payable on the first Dividend Payment Date following the second (2nd) anniversary of the Original Issuance Date (provided, that if a Change of Control is consummated prior to the first Dividend Payment Date following the second (2nd) anniversary of the Original Issuance Date, then after satisfaction of all Required Credit Obligations (or consent by the required lenders of such Required Credit Obligations to the payment of such Unpaid Cash Dividends), such Unpaid Cash Dividends shall be due and payable upon the date of consummation of such Change of Control)), and will have no further obligation; or
(ii)by a Holder that is a transferee in connection with a Permitted Loan, and the Market Value would be in excess of the 160% of the then-current Conversion Price, then the

Company shall only be required to deliver (1) such number of shares of Company Common Stock (per share of Series A Preferred Stock) with a Market Value equal to the greater of (A) (x) the Accrued Value plus the Accrued PIK Dividends divided (y) by $90, and (B) (x) the Accrued Value plus the Accrued PIK Dividends divided by (y) the Permitted Loan Adjusted Conversion Price, and (2) any Unpaid Cash Dividends as of such date, which shall be settled in cash (provided, that if the Conversion Date is prior to March 31, 2023, and if the payment of such Unpaid Cash Dividend would have the effect of causing a default under the Existing Credit Facility, then such Unpaid Cash Dividends shall be due and payable on the first Dividend Payment Date following the second (2nd) anniversary of the Original Issuance Date (provided, that if a Change of Control is consummated prior to the first Dividend Payment Date following the second (2nd) anniversary of the Original Issuance Date, then after satisfaction of all Required Credit Obligations (or consent by the required lenders of such Required Credit Obligations to the payment of such Unpaid Cash Dividends), such Unpaid Cash Dividends shall be due and payable upon the date of consummation of such Change of Control)), and the Company will have no further obligation.
(b)The Company shall at all times reserve and keep available out of its authorized and unissued Company Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Company Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Company Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.
(c)Notwithstanding the foregoing or anything else in this Certificate of Designations to the contrary, (i) the Holders shall not have the right to acquire shares of Company Common Stock, and the Company shall not be required to issue shares of Company Common Stock, in excess of the Share Cap and (ii) no Holder shall have the right to acquire shares of Company Common Stock, and the Company shall not be required to issue shares of Company Common Stock to such Holder, in excess of such Holder’s Individual Holder Share Cap (collectively, the “Conversion Restrictions”), and in each case, the Company shall deliver, in lieu of any shares of Company Common Stock otherwise deliverable upon conversion in excess of the Conversion Restrictions, an amount of cash per share equal to the Closing Price on the Trading Day immediately prior to the Conversion Date (such cash amount, the “Excess Amount”); provided, however that, if the Conversion Date is prior to March 31, 2023, and if the payment of such Excess Amount would have the effect of causing a default under the Existing Credit Facility, then such Excess Amount shall be due and payable on the first Dividend Payment Date following the second (2nd) anniversary of the Original Issuance Date (provided, that if a Change of Control is consummated prior to the first Dividend Payment Date following the second (2nd) anniversary of the Original Issuance Date, then after satisfaction of all Required Credit Obligations (or consent by the required lenders of such Required Credit Obligations to the payment of such Excess Amount), such Excess Amount shall be due and payable upon the date of consummation of such Change of Control).
SECTION 7.Mandatory Conversion by the Company.

(a)At any time on or after the date that is the third (3rd) anniversary of the Original Issuance Date, if the VWAP per share of Company Common Stock was greater than the Mandatory Conversion Price for at least twenty consecutive (20) Trading Days in any period of thirty (30) Trading Days beginning no earlier than the third (3rd) anniversary of the Original Issuance Date (such thirty (30) Trading Day period, the “Trading Period”), the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of Company Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, (1) each share of Series A Preferred Stock then outstanding shall be converted into (i) the number of shares of Company Common Stock equal to the quotient of (A) the sum of the Accrued Value and the Accrued PIK Dividends with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date, and (2) any Unpaid Cash Dividends as of such date shall be settled in cash; provided, however, that, if as a result of the Conversion Restrictions, all shares of Series A Preferred Stock may not be converted into shares of Company Common Stock at such time, the Company shall deliver the maximum number of shares of Company Common Stock that may be issued upon conversion of the Series A Preferred Stock at such time, together with an amount in cash equal to the Excess Amount in lieu of any such shares of Company Common Stock otherwise deliverable upon a Mandatory Conversion in excess of the Conversion Restrictions.
(b)Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, within twenty (20) Business Days following the completion of the applicable thirty (30) day Trading Period referred to in Section 7(a) above, provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than thirty (30) Business Days and no more than forty-five (45) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state the Mandatory Conversion Date selected by the Company.
SECTION 8.Conversion Procedures and Effect of Conversion.
(a)Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 8(a):
(i)in the case of a conversion pursuant to Section 6(a), complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided, however that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction;
(ii)surrender to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted (or, if such Holder alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate or certificates affidavit and agreement reasonably acceptable to the Company to indemnify the

Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate or certificates);
(iii)if required, furnish appropriate endorsements and transfer documents in a form reasonably acceptable to the Company; and
(iv)if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 19.
The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Company Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not to the Mandatory Conversion of the shares of Series A Preferred Stock on the Mandatory Conversion Date, which such Mandatory Conversion shall be deemed to occur automatically on the Conversion Date). The Holder may, in respect of a Mandatory Conversion, deliver a notice to the Conversion Agent specifying, in respect of the deliverable shares of Company Common Stock, a delivery method of either book-entry basis, through the facilities of The Depositary Trust Company (if eligible) or certificated form. If no such notice is delivered, the Holder shall be deemed to have chosen delivery by book-entry.
The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date.
(b)Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding, be retired and canceled and may not be reissued as shares of such series.
(c)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Company Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Company Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than five (5) Trading Days thereafter; provided, however that, if a written notice from the Holder in accordance with Section 8(a) specifies a date of delivery for any shares of Company Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice (or such later date, not to exceed the fifth (5th) Business Day immediately following the date of such notice, if, prior to the Conversion Date, the Transfer Agent has delivered written notice to the Holders of Series A Preferred Stock that it is unable deliver shares of Company Common Stock within two (2) Business Days following any Conversion Date) and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of

Company Common Stock issuable upon conversion (and deliver any Excess Amount) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Company Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, through the facilities of The Depositary Trust Company (if eligible), or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company (if eligible), or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Company Common Stock and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(d)Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof and shall not be reissued as shares of such series. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.
SECTION 9.Change of Control.
(a)Change of Control Rights.
(i)Company’s Change of Control Call. Upon the occurrence of a Change of Control, and subject to the right of the Holders to convert the Series A Preferred Stock pursuant to Section 6 prior to any such purchase, the Company shall have the option to purchase (a “Change of Control Call”) all, but not less than all, of the then outstanding shares of Series A Preferred Stock for which any Holder has not elected to exercise a Change of Control Put pursuant to Section 9(b) at a purchase price per share of Series A Preferred Stock, payable in cash (in the case of clause (i)) or the applicable consideration (in the case of clause (ii)), equal to the greater of (i) the sum of (x) the product of (A) the sum of the Accrued Value plus the Accrued PIK Dividends of the shares of Series A Preferred Stock to be purchased by the Company, as of the applicable Change of Control Purchase Date, multiplied by (B) 140%, plus (y) any Unpaid Cash Dividends as of such date, or (ii) the amount of cash and/or other assets such Holder would have received in the transaction constituting a Change of Control had such Holder, immediately prior to such Change of Control, converted such shares of Series A Preferred Stock into Company Common Stock (pursuant to Section 6(a)), including without duplication any Unpaid Cash Dividends that would otherwise be settled in cash pursuant to such conversion; provided, however that, if the kind or amount of securities, cash and other property receivable in such transaction is not the same for each share of Company Common Stock held immediately prior to such transaction by a Person, then the kind and amount of securities, cash and other property receivable upon Change of Control Call following such transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Company Common Stock as determined by the Board (the “Change of Control Call Price”). Notwithstanding the foregoing, the Company will not be permitted to exercise the Change of Control Call, or otherwise send a Call Notice pursuant to this Section 9 unless the Company or the acquiring or surviving Person in such Change of Control has or will have sufficient funds legally available to fully pay the Change of Control Call Price in respect of all shares of Series A Preferred Stock subject to a Call Notice.
(ii)Holder’s Change of Control Put. Subject to compliance with the procedures set forth in this Section 9 and the application of Section 9(i), upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option to require the Company to purchase (a “Change of Control Put”) any or all of its shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash (in the case of clause (i)) or the applicable consideration (in the case of clause (ii)), equal to, at the Holder’s election (or if the Holder chooses to exercise the Change of Control Put but does not so elect, the greater of) (i) the sum of (x) the product of (A) the sum of the Accrued Value plus the Accrued PIK Dividends of the shares of Series A Preferred Stock to be purchased by the Company, as of the applicable Change of Control Purchase Date, multiplied by (B) 135%, plus (y) any Unpaid Cash Dividends as of such date or (ii) the amount of cash and/or other assets such Holder would have received in the transaction constituting a Change of Control had such Holder, immediately prior to such Change of Control, converted such shares of Series A Preferred Stock into Company Common Stock (pursuant to Section 6(a)), including without duplication any Unpaid Cash Dividends that would otherwise be settled in cash pursuant to such conversion; provided, however that, if the kind or amount of securities, cash and other property receivable in such transaction is not the same for each share of Company Common Stock held immediately prior to such transaction by a Person, then the kind and amount of securities, cash and other property receivable upon Change of Control Put following such transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Company Common Stock as determined by the Board (the “Change of Control Put Price”).
(b)Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (the “Change of Control Notice”):
(i)the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed;
(ii)the amount of cash and/or other consideration payable per share of Series A Preferred Stock, if such Holder elects to exercise a Change of Control Put;

(iii)the Change of Control Purchase Date for such shares of Series A Preferred Stock, which shall be any Business Day of the Company’s choosing that is no less than twenty (20) days and no more than sixty (60) days after the Change of Control Notice is mailed;
(iv)the date by which the Holder must elect to exercise a Change of Control Put (which shall be no earlier than ten (10) Business Days after the date of receipt of the Change of Control Notice) (the “Change of Control Put Deadline”);
(v)the instructions a Holder must follow to exercise a Change of Control Put in connection with such Change of Control; and
(vi)that payment of the Change of Control Put Price is conditional upon the closing of such Change of Control.
(c)Call Notice. After the close of business on the Change of Control Put Deadline, then the Company shall have the option to exercise its Change of Control Call under Section 9(a)(i) with respect to all, but not less than all, shares of Series A Preferred Stock for which any Holder has not elected to exercise a Change of Control Put pursuant to Section 9(b). At any time after the close of business on the Change of Control Put Deadline until the effective date of the Change of Control, a written notice may be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (the “Call Notice”):
(i)the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed);
(ii)a statement that the Company is exercising its Change of Control Call under Section 9(a)(i);
(iii)the number of shares of Series A Preferred Stock to be purchased from such Holder pursuant to the Company’s Change of Control Call (which shall be all of such Holder’s shares for which the Holder has not elected to exercise a Change of Control Put);
(iv)the Change of Control Purchase Date for such shares of Series A Preferred Stock, which shall be any Business Day of the Company’s choosing that is no less than ten (10) days and no more than sixty (60) days after the Call Notice is mailed;
(v)the instructions a Holder must follow to receive payment of the Change of Control Call Price;
(vi)the amount of cash and/or other consideration payable per share of Series A Preferred Stock to be purchased from such Holder; and
(vii)that payment of the Change of Control Call Price is conditional upon the closing of such Change of Control.
(d)Change of Control Put Procedure. To exercise a Change of Control Put, a Holder must, no later than 5:00 p.m., New York City time, on the Change of Control Put Deadline, surrender to the Conversion Agent the certificates representing the shares of Series A Preferred

Stock to be purchased by the Company or lost stock affidavits therefor and a notice including wire transfer instructions for the payment of the Change of Control Put Price.
(e)Change of Control Call Procedure. To receive payment of the Change of Control Call Price, a Holder must, in accordance with the instructions set forth in the Call Notice, surrender to the Conversion Agent the certificates representing the shares of Series A Preferred Stock to be purchased by the Company (as indicated in the Call Notice) or lost stock affidavits therefor and a notice including wire transfer instructions for the payment of the Change of Control Call Price, provided, however, for the avoidance of doubt, any failure by a Holder to surrender such Holder’s certificates representing the shares of Series A Preferred Stock to be purchased pursuant to the Change of Control Call shall not delay the associated purchase and the Change of Control Call shall be deemed to occur automatically on the Change of Control Purchase Date upon the transfer of the Change of Control Call Price to such Holder.
(f)Delivery upon Change of Control Call or Change of Control Put. Upon a Change of Control Call or Change of Control Put, but subject to and contingent upon the closing of the Change of Control, subject to Section 9(i) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Change of Control Call Price or Change of Control Put Price, as applicable, of such Holder’s shares of Series A Preferred Stock.
(g)Treatment of Shares. Until payment of the Change of Control Put Price or Change of Control Call Price, as applicable, such share of Series A Preferred Stock will remain outstanding and will continue to be entitled to all of the powers, designations, preferences and other rights provided herein, including conversion, dividend and voting rights. Any shares of Series A Preferred Stock that are converted prior to or on the Change of Control Purchase Date in accordance with this Certificate of Designations shall not be entitled to receive any payment of the Change of Control Put Price or Change of Control Call Price, as applicable.
(h)Partial Exercise of Change of Control Put. In the event that a Change of Control Put is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder and the Company does not elect to exercise a Change of Control Call with respect to such remaining shares, following such Change of Control Put the Company shall execute and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Series A Preferred Stock held by the Holder as to which a Change of Control Put and Change of Control Call was not effected (or book-entry interests representing such shares).
(i)Sufficient Funds. If the Company shall not have sufficient funds legally available under applicable law to purchase all shares of Series A Preferred Stock for which Holders have elected to exercise their Change of Control Put pursuant to this Section 9 after satisfaction of all Required Credit Obligations (or consent by the required lenders of such Required Credit Obligations to the payment of the aggregate Change of Control Put Price) (the “Required Number of Shares”), the Company shall (i) purchase, pro rata among the Holders that have elected to exercise their Change of Control Put pursuant to this Section 9, a number of shares of Series A Preferred Stock with an aggregate Change of Control Put Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under applicable law following satisfaction of the Required Credit Obligations (or consent by the required lenders of such Required Credit Obligations to the payment of the aggregate Change of Control Put Price) and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Put Price as soon as practicable after the Company is able to make such purchase out of funds legally available for the purchase of such shares of Series A Preferred Stock following satisfaction of any Required Credit Obligations (or consent by the required lenders of such Required Credit Obligations to the payment of the aggregate Change of Control Put Price). The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Company fails to pay the Change of Control Put Price in full on the Change of Control Purchase Date in accordance with this Section 9 in respect of some or all of the shares of Series A Preferred Stock to be repurchased pursuant to the Change of Control Put, the then-current rate of Cash Dividends in accordance with Section 4(b) shall increase by 2.00% on each Dividend Payment Date following the Change of Control Purchase Date, accruing daily from the Change of Control Purchase Date until an amount equal to the Change of Control Put Price, plus all Accrued Dividends thereon, is paid in full in respect of such shares of Series A Preferred Stock. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 9.
(j)Change of Control Agreements. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put in a manner that is consistent with and gives effect to this Section 9, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control such Person shall have sufficient funds, together with funds of the Company legally available therefor and following satisfaction of the Required Credit Obligations (or consent by the required lenders of such Required Credit Obligations to the payment of the aggregate Change of Control Put Price or Change of Control Call Price), to pay the Change of Control Put Price or Change of Control Call Price, as applicable, in respect of shares of Series A Preferred Stock that have not been converted into Company Common Stock prior to the Change of Control Effective Date pursuant to Section 6 or Section 7, as applicable.
(k)Upon full payment of the Change of Control Call Price or Change of Control Put Price, as applicable, for any shares of Series A Preferred Stock subject to a Change of Control Call or Change of Control Put, as applicable, such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose, shall be retired and canceled and may not be reissued as shares of such series; and all rights (except the right to receive the Change of Control Call Price or Change of Control Put Price, as applicable) of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.
SECTION 10.Redemption.
(a)Redemption at the Option of the Holder.

(i)Redemption Procedures.
(A)At any time on or after the Eligible Redemption Date, each Holder of shares of Series A Preferred Stock shall have the right (a “Holder Redemption Right”) to require the Company to redeem any or all of the shares of Series A Preferred Stock of such Holder then outstanding, in each case to the extent not prohibited by law, at the Redemption Price. The Redemption Price shall be payable only in cash.
(B)To exercise its Holder Redemption Right pursuant to this Section 10(a), a Holder must, no later than 5:00 p.m., New York City time, on the date that is no more than one hundred twenty (120), nor less than thirty (30), calendar days prior to the date of such redemption specified therein (the “Designated Redemption Date”), deliver written notice thereof (a “Notice of Holder Redemption”) to the Company and the Transfer Agent and shall, on or prior to the Designated Redemption Date, surrender to the Transfer Agent the certificates representing the shares of Series A Preferred Stock to be redeemed by the Company; provided, that, such Holder will be entitled to revoke its Notice of Holder Redemption at any time but no later than ten (10) Business Days prior to the Designated Redemption Date. On such Designated Redemption Date, the Company shall deliver or cause to be delivered to each Holder that has exercised its Holder Redemption Right with respect to such Designated Redemption Date, cash by wire transfer, equal to the Redemption Price of the shares of Series A Preferred Stock in respect of which such Holder has delivered (and has not revoked in accordance with this Section 10(a)(i)(B)) a Notice of Holder Redemption in accordance herewith.
(C)If a Holder does not elect to exercise its Holder Redemption Right pursuant to this Section 10(a) with respect to all of its shares of Series A Preferred Stock (and has not revoked in accordance with Section 10(a)(i)(B)), the shares of Series A Preferred Stock held by it and not surrendered for redemption by the Company will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled. From and after the Redemption Date with respect to any share of Series A Preferred Stock for which a Holder elected to effect a Holder Redemption Right and the Company has redeemed in accordance with the provisions of this Section 10(a), (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, until a share of Series A Preferred Stock is redeemed by the payment in full of the applicable Redemption Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein including the right to convert.
(D)In the event that a Holder Redemption Right is exercised with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such redemption, the Company shall execute and deliver to such Holder, at the expense of the Company, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which a Holder Redemption Right was not exercised (or book-entry interests representing such shares).
(E)If the Company shall not have sufficient funds legally available under applicable law to redeem, as of any Designated Redemption Date, all shares of Series A Preferred Stock with respect to which Holders have exercised a Holder Redemption Right pursuant to Section 10(a), the Company shall redeem on such Designated Redemption Date, pro rata among the Holders that have exercised their Holder Redemption Right, a number of shares of Series A Preferred Stock with an aggregate Redemption Price equal to the amount legally available under applicable law for the redemption of shares of Series A Preferred Stock on such Designated Redemption Date. As soon as practicable following such time that the Company has sufficient funds legally available under applicable law to redeem such shares of Series A Preferred Stock not redeemed because of the foregoing limitation at the applicable Redemption Price, the Company shall provide notice to the Holders of the availability of such funds, and the Holders may, within ten (10) Business Days of receipt of such notice (the “Final Redemption Exercise Date”), elect to invoke their Holder Redemption Right pursuant to Section 10(a) with respect to the shares of Series A Preferred Stock that were not redeemed on the Designated Redemption Date. In addition, if the Company does not make the redemption payment as of any Designated Redemption Date relating to all of the shares of Series A Preferred Stock with respect to which Holders have exercised a Holder Redemption Right pursuant to Section 10(a), the then-current rate of Cash Dividends in accordance with Section 4(b) the (“Pre-Redemption Cash Dividend Rate”) shall increase by 2.00%, on each Dividend Payment Date following the Designated Redemption Date, accruing daily from the Designated Redemption Date until the Redemption Price is paid in full in respect of such shares of Series A Preferred Stock; provided, however that on the next Dividend Payment Date following the Final Redemption Exercise Date, the rate of Cash Dividends shall return to the Pre-Redemption Cash Dividend Rate with respect to each share of Series A Preferred Stock for which a Holder did not elect to exercise its Holder Redemption Right prior to the Final Redemption Exercise Date pursuant to the prior sentence of this Section 10(a)(i)(E). The inability of the Company to make a redemption payment for any reason shall not relieve the Company from its obligation to effect any required redemption when, as and if permitted by applicable law.
(b)Redemption at the Option of the Company. At any time on or after the Eligible Redemption Date, the Company shall have the right (the “Company Redemption Right”) to redeem all, but not less than all, of the shares of Series A Preferred Stock then outstanding, in each case to the extent not prohibited by law, at the Redemption Price. The Redemption Price shall be payable only in cash.

(i)Redemption Prohibited in Certain Circumstances. The Company will not be permitted to exercise the Company Redemption Right, or otherwise send a Notice of Company Redemption in respect of the redemption of, any Series A Preferred Stock pursuant to this Section 10(b) unless the Company has sufficient funds legally available to fully pay the Redemption Price in respect of all shares of Series A Preferred Stock called for redemption.
(ii)Redemption Procedures. To exercise its Company Redemption Right pursuant to this Section 10(b), the Company must, no later than 5:00 p.m., New York City time, on the date that is no more than one hundred twenty (120), nor less than thirty (30), calendar days prior to the Designated Redemption Date, deliver written notice thereof (a “Notice of Company Redemption”) to each Holder of Series A Preferred Stock then-outstanding and the Transfer Agent. On such Designated Redemption Date, the Company shall deliver or cause to be delivered to each Holder cash by wire transfer, equal to the Redemption Price of the shares of Series A Preferred Stock then-held by such Holder. On the Designated Redemption Date, each Holder shall, on or prior to the Designated Redemption Date, surrender to the Transfer Agent the certificates representing the shares of Series A Preferred Stock to be redeemed by the Company; provided, however, for the avoidance of doubt, any failure by the Holder to surrender such Holder’s certificates representing the shares of Series A Preferred Stock to be redeemed shall not delay the associated redemption and the redemption shall be deemed to occur automatically on the Designated Redemption Date upon the transfer of the Redemption Price of the shares of Series A Preferred Stock then-held by such Holder to such Holder. For the avoidance of doubt, a Holder shall be permitted to deliver a Conversion Notice at any time prior to the date that is two (2) Business Days prior to the Designated Redemption Date and exercise its conversion rights pursuant to, and in accordance with the conversion procedures set forth in, Section 6. From and after the Designated Redemption Date on which the Company has redeemed any share of Series A Preferred Stock in accordance with the provisions of this Section 10(b), (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate.
SECTION 11.Adjustments to the Conversion Price.
(a)Conversion Price Resets.
(i)Initial Conversion Price Reset. On May 31, 2021, the Conversion Price shall be reset to equal 125% of the arithmetic average of the VWAP per share of Company Common Stock for each Trading Day during the one hundred twenty (120) consecutive day period following January 29, 2021; provided, however that, in the event that the adjusted Conversion Price would equal a price per share greater than $90 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events), it shall be deemed to be $90 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) for purposes of this adjustment to the Conversion Price, and in the event that the adjusted Conversion Price would equal a price per share lower than $50 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events), it shall be deemed to be $50 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) for purposes of this adjustment to the Conversion Price, in each case subject to adjustment.

(ii)Test Date Conversion Price Reset. On the Test Date, if the arithmetic average of the VWAP for the twenty (20) consecutive Trading Day period ending on the day prior to the Test Date (the “Test Price”) is in excess of 160% of the then-current Conversion Price, then on the Test Date, the Conversion Price shall be adjusted based on the following formula; provided, however that, in the event that the adjusted Conversion Price would equal a price per share greater than $90 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events), it shall be deemed to be $90 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) for purposes of this adjustment to the Conversion Price, and in the event that the adjusted Conversion Price would equal a price per share lower than $50 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events), it shall be deemed to be $50 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) for purposes of this adjustment to the Conversion Price:
CP1 = AV / ( ( AS x ( AV / CP0 ) ) / TP )
where:
CP0 = the Conversion Price in effect on the close of business on the day prior to the Test Date
CP1 = the new Conversion Price in effect immediately after the close of business on the day prior to the Test Date
AS = equals the sum of the Dilution Threshold Amount plus the Incremental Value
AV = the sum of the Accrued Value plus the Accrued PIK Dividends as of the close of business on the day prior to the Test Date
TP = the Test Price
For purposes of the above formula:
“Dilution Threshold Amount” means an amount equal to CP0 multiplied by 1.6; and
“Incremental Value” means an amount equal to the product of (A) the difference of (i) the Test Price minus (ii) the Dilution Threshold Amount, multiplied by (B) a fraction equal to 1/3
(b)Anti-Dilution Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Price if a Holder of the Series A Preferred Stock participates, at the same time and upon the same terms as holders of Company Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 11(b), without having to convert its Series A Preferred Stock, as if it held a number of shares of Company Common Stock equal to the Accrued Value of each share of Series A Preferred Stock held by such Holder divided by the then-current Conversion Price:

(i)Stock Dividends, Splits and Combinations. If the Company issues solely shares of Company Common Stock as a dividend or distribution on all or substantially all shares of the Company Common Stock, or if the Company effects a stock split or a stock combination of the Company Common Stock (in each case, excluding an issuance solely pursuant to a Reorganization Event, as to which Section 12 will apply), then the Conversion Price will be adjusted based on the following formula:
where:
CP0 =    the Conversion Price in effect immediately before the close of business on the Record Date for such dividend or distribution, or immediately before the close of business on the effective date of such stock split or stock combination, as applicable;
CP1 =    the Conversion Price in effect immediately after the close of business on such Record Date or effective date, as applicable;
OS0 =    the number of shares of Company Common Stock outstanding immediately before the close of business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and
OS1 =    the number of shares of Company Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.
If any dividend, distribution, stock split or stock combination of the type described in this Section 11(b)(i) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.
(ii)Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Company Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan) entitling such holders, for a period of not more than forty-five (45) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Company Common Stock at a price per share that is less than the average of the Closing Prices per share of Company Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be decreased based on the following formula:

where:
CP0 =    the Conversion Price in effect immediately before the close of business on such Record Date;
CP1 =    the Conversion Price in effect immediately after the close of business on such Record Date;
OS =    the number of shares of Company Common Stock outstanding immediately before the close of business on such Record Date;
Y =    a number of shares of Company Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Closing Price per share of Company Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and
X =    the total number of shares of Company Common Stock issuable pursuant to such rights, options or warrants.
provided, however, that (A) the Conversion Price will not be adjusted pursuant to this Section 11(b)(ii) solely as a result of an Exempt Issuance and (B) the issuance of shares of Company Common Stock issuable pursuant to the exercise, vesting or conversion of such rights, options or warrants will not constitute an additional issuance or sale of Company Common Stock.
To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Company Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Company Common Stock actually delivered upon exercise of such rights, option or warrants.
For purposes of this Section 11(b)(ii), in determining whether any rights, options or warrants entitle holders of Company Common Stock to subscribe for or purchase shares of Company Common Stock at a price per share that is less than the average of the Closing Prices per share of Company Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.
(iii)Distribution Transactions and Other Distributed Property.
(A)Distributions Other than Distribution Transactions. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Company Common Stock, excluding:
(I)dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 11(b)(i) or Section 11(b)(ii);
(II)dividends or distributions paid exclusively in cash;
(III)rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 11(d);
(IV)Distribution Transactions for which an adjustment to the Conversion Price is required pursuant to Section 11(b)(iii)(B);
(V)a distribution solely pursuant to a tender offer or exchange offer for shares of Company Common Stock, as to which Section 11(b)(ii) will apply; and
(VI)a distribution solely pursuant to a Reorganization Event, as to which Section 12 will apply, then the Conversion Price will be decreased based on the following formula:
where:
CP0 =    the Conversion Price in effect immediately before the close of business on the Record Date for such distribution;
CP1 =    the Conversion Price in effect immediately after the close of business on such Record Date;
SP =    the average of the Closing Prices per share of Company Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the Ex-Dividend Date for such distribution; and
FMV =    the fair market value (as determined by the Board of Directors), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets,

property, rights, options or warrants distributed per share of Company Common Stock pursuant to such distribution;
provided, however, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Series A Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Company Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Company Common Stock equal to the number of shares of Company Common Stock that would be issuable (determined in accordance with Section 6 but without regard to Section 6(a)(i) or Section 6(a)(ii)) in respect of one (1) share of Series A Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such distribution not to issue or deliver a fractional portion of any Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Series A Preferred Stock held by such Holder on such Record Date).
To the extent such distribution is not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.
(B)Distribution Transactions. If the Company engages in a Distribution Transaction in which it distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Company Common Stock (other than solely pursuant to (x) a Reorganization Event, as to which Section 12 will apply; or (y) a tender offer or exchange offer for shares of Company Common Stock, as to which Section 11(b)(ii) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange, then the Conversion Price will be decreased based on the following formula:
where:
CP0 =    the Conversion Price in effect immediately before the close of business on the Record Date for such Distribution Transaction;
CP1 =    the Conversion Price in effect immediately after the close of business on such Record Date;

SP =    the average of the Closing Prices per share of Company Common Stock for each Trading Day in the Distribution Transaction Valuation Period (as defined below); and
FMV =     the product of (x) the average of the Closing Prices per share or unit of the Capital Stock or equity interests distributed in such Distribution Transaction over the ten (10) consecutive Trading Day period (the “Distribution Transaction Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Distribution Transaction (such average to be determined as if references to Company Common Stock in the definitions of “Closing Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of share or units of such Capital Stock or equity interests distributed per share of Company Common Stock in such Distribution Transaction.
provided, however, that in the event of a Distribution Transaction where the Majority Holders elect to engage in a Spin-Off Exchange Offer, and such Spin-Off Exchange Offer is completed pursuant to Section 11(e), then no adjustment to the Conversion Price shall be made pursuant to this Section 11(b)(iii)(B).
The adjustment to the Conversion Price pursuant to this Section 11(b)(iii)(B) will be calculated as of the close of business on the last Trading Day of the Distribution Transaction Valuation Period that will be given effect immediately after the close of business of the Record Date for the Distribution Transaction, with retroactive effect. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs during the Distribution Transaction Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Distribution Transaction Valuation Period.
To the extent any dividend or distribution of the type described in Section 11(b)(iii)(B) is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(iv)Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Company Common Stock, then the Conversion Price will be decreased based on the following formula:
where:
CP0 =    the Conversion Price in effect immediately before the close of business on the Record Date for such dividend or distribution;

CP1 =    the Conversion Price in effect immediately after the close of business on such Record Date;
SP =    the Closing Price per share of Company Common Stock on the Trading Day immediately before the Ex-Dividend Date for such dividend or distribution; and
D =    the cash amount distributed per share of Company Common Stock in such dividend or distribution;
provided, however, that, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Series A Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Company Common Stock, the amount of cash that such Holder would have received in such dividend or distribution if such Holder had owned, on such Record Date, a number of shares of Company Common Stock equal to the number of shares of Company Common Stock that would be issuable (determined in accordance with Section 6(a) but without regard to Section 6(a)(i) or Section 6(a)(ii)) in respect of one (1) share of Series A Preferred Stock that is converted with a Conversion Date occurring on such Record Date. To the extent such dividend or distribution is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
In the event the shares of Series A Preferred Stock participate in any such cash dividend or distribution on an as-converted basis (pursuant to Section 6 without regard to any limitations on convertibility set forth therein), then no adjustment to the Conversion Price shall be made pursuant to this Section 11(b)(iv).
(v)Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Company Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Company Common Stock in such tender or exchange offer exceeds the Closing Price per share of Company Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:
where:
CP0 =    the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;
CP1 =    the Conversion Price in effect immediately after the Expiration Time;

SP =    the average of the Closing Prices per share of Company Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;
OS0 =    the number of shares of Company Common Stock outstanding immediately before the Expiration Time (including all shares of Company Common Stock accepted for purchase or exchange in such tender or exchange offer);
AC =    the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Company Common Stock purchased or exchanged in such tender or exchange offer; and
OS1 =    the number of shares of Company Common Stock outstanding immediately after the Expiration Time (excluding all shares of Company Common Stock accepted for purchase or exchange in such tender or exchange offer);
provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 11(b)(v), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 11(b)(v) will be calculated as of the close of business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Company Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Company Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.
(c)No Adjustments in Certain Cases. Without limiting the operation of Section 4(c) and Section 6(a), the Company will not be required to adjust the Conversion Price except pursuant to this Section 11. For the avoidance of doubt, no adjustment to the Conversion Price will be made (the following, each an “Exempt Issuance”):
(i)Upon the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Company Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(ii)upon the issuance of any shares of Company Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director, consultant or officer equity incentive plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;
(iii)except as otherwise provided in Section 11(b) upon the issuance of any shares of Company Common Stock pursuant to exercise, vesting or conversion of any option, warrant, right, restricted stock unit or exercisable, exchangeable or convertible security;
(iv)for dividends or distributions declared or paid to holders of Company Common Stock in which the Holders participate; or
(v)for a change in the par value of the Company Common Stock.
(d)Stockholder Rights Plans. If any shares of Company Common Stock are to be issued upon conversion of any Series A Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Series A Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Company Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 11(b)(iii)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 11(b)(iii)(A) to all holders of Company Common Stock, subject to readjustment pursuant to Section 11(b)(iii)(A) if such rights expire, terminate or are redeemed. For the avoidance of doubt, if the rights issued or otherwise distributed pursuant to any such stockholder rights plan have previously been issued to the Holders of Series A Preferred Stock, then the foregoing sentence of this Section 11(d) shall not apply.
(e)Distribution Transactions.
(i)In the event the Company proposes to effect a Distribution Transaction, then, by written notice of the Holders constituting at least a majority of the outstanding voting power of the Series A Preferred Stock (the “Majority Holders”) delivered to the Company prior to the relevant Record Date, the Company will negotiate in good faith with such Majority Holders the terms and conditions of an exchange offer described herein (the “Spin-Off Exchange Offer”), and in the event the Spin-Off Exchange Offer is completed, then no adjustment to the Conversion Price shall be made pursuant to Section 11(b)(iii)(B).
(ii)In connection with the Spin-Off Exchange Offer, each share of Series A Preferred Stock will be exchanged by the Company for one (1) share of Mirror Preferred Stock and one (1) share of Exchange Preferred Stock. The Accrued Value of the Series A Preferred Stock will be allocated between the shares of Mirror Preferred Stock and Exchange Preferred Stock in accordance with the relative fair market value of the assets and businesses to be held by the Distributed Entity and the assets and businesses to be retained by the Company, as determined in good faith by the Board of Directors after consultation with the Majority Holders.

(iii)The Company and the Majority Holders will negotiate reasonably and in good faith and each will use its reasonable best efforts to agree on mutually agreeable terms for the Spin-Off Exchange Offer, including, without limitation, the certificate of designations with respect to the Mirror Preferred Stock and the certificate of designations with respect to the Exchange Preferred Stock, to reflect the fact that following the completion of the Spin-Off Exchange Offer the adjustments to the Conversion Price will be based upon the common stock of the Company and the common stock of the Distributed Entity, and that the rights, benefits, obligations and economic characteristics of the Series A Preferred Stock will not be expanded or diminished as a result of the exchange of shares of Series A Preferred Stock for shares of Mirror Preferred Stock and Exchange Preferred Stock. The exchange of Series A Preferred Stock for Exchange Preferred Stock in the Spin-Off Exchange Offer shall be structured in a manner so as to qualify as a tax-free recapitalization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permitted by applicable law. The Company agrees for U.S. federal and applicable state and local income tax purposes the shares of Mirror Preferred Stock and Exchange Preferred Stock shall be structured in a way not to be classified as “preferred stock” within the meaning of Section 305 or Section 306 of the Code (or similar or analogous state or local income tax law) or “nonqualified preferred stock” within the meaning of Section 351(g) of the Code.
(f)Determination of the Number of Outstanding Shares of Company Common Stock. For purposes of Section 11(b), the number of shares of Company Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Company Common Stock; and (2) exclude shares of Company Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distributions on shares of Company Common Stock held in its treasury).
(g)Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded downward).
(h)Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 11(a) or Section 11(b), the Company will promptly send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.
(i)Voluntary Conversion Price Decreases.
(i)Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board of Directors determines that such decrease is in the Company’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Company Common Stock or rights to purchase Company Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Company Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in any income tax imposed on holders of Series A Preferred Stock shall require the affirmative vote, election or approval of the Majority Holders.
(ii)Notice of Voluntary Decrease. If the Board of Directors determines to decrease the Conversion Price pursuant to Section 11(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 11(i), the Company will send notice to each Holder, the Transfer Agent and the Conversion Agent of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.
(j)Successive Adjustments. After an adjustment to the Conversion Price under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to each such Conversion Price as so adjusted.
(k)Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
(l)Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 11, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):
(i)compute the adjusted applicable Conversion Price in accordance with this Section 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Price, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and
(ii)provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.
(m)Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 11(m) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Company Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The

Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Company Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 11.
(n)Fractional Shares. No fractional shares of Company Common Stock will be delivered to the Holders upon conversion. In lieu of any fractional shares to which the Holders would otherwise be entitled, the number of shares of Company Common Stock to be issued upon conversion of the Preferred Stock shall be rounded down to the nearest whole share. In order to determine whether the number of shares of Company Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.
SECTION 12.Adjustment for Reorganization Events.
(a)Reorganization Events. In the event of:
(i)any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Company Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;
(ii)any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Company Common Stock is converted into cash, securities or other property; or
(iii)any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Company Common Stock into other securities; (each of which is referred to as a “Reorganization Event”);
then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the approval or election of the Holders and subject to Section 13(b), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Company Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event and the Accrued Value applicable at the time of such subsequent conversion; provided, however that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Company Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Company Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Company Common Stock. In the event of a Reorganization Event that constitutes a Change of Control and either the Company exercises its Change of Control Call with respect to any shares of Series A Preferred Stock pursuant to Section 9 or any Holder exercises such Holder’s rights with respect to any of such Holder’s shares of Series A Preferred Stock pursuant to Section 9, this Section 12(a) shall not apply to such shares of Series A Preferred Stock.
(b)Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of Capital Stock received by the holders of the Company Common Stock in any such Reorganization Event.
(c)Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.
(d)Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement (i) provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12 or (ii) permits the exercise of the Change of Control Put and Change of Control Call in accordance with Section 9.
SECTION 13.Voting Rights.
(a)General. Except as provided in Section 13(b), Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Company Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Company Common Stock on all matters submitted to a vote of the holders of Company Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). Each Holder shall be entitled to the number of votes, rounded down to the nearest whole number, not to exceed such Holder’s Individual Holder Share Cap, equal to the product of (i) the aggregate Accrued Value of the issued and outstanding shares of Series A Preferred Stock divided by the Minimum Price, multiplied by (ii) a fraction, the numerator of which is the number of shares of Series A Preferred Stock held by such Holder and the denominator of which is the aggregate number of issued and outstanding shares of Series A Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote on or consent to such matters or, if no such record date is established, at and as of the date such vote is taken or such consent is effective. The Holders shall be entitled to notice of any meeting of holders of Company Common Stock in accordance with the Certificate of Incorporation and Bylaws of the Company, each as in effect as of such applicable date.
For purposes of this Section 13, the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.
(b)Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class.
(c)Subject to Section 4.12 of the Investment Agreement, the vote, approval or election of the Holders holding a majority of the shares of Series A Preferred Stock outstanding at such time, voting or acting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend any provision of this Certificate of Designations, and any amendment or waiver of any of the provisions of this Certificate of Designations approved by such percentage of the Holders shall be binding on all of the Holders.
(d)For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Company, but subject to Section 4.12 of the Investment Agreement, the Holders of Series A Preferred Stock shall have the exclusive approval, election and voting rights set forth in Section 13(b) and Section 14 and may take action or otherwise approve any action with respect to such rights without a meeting by delivering a waiver or election in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.
SECTION 14.Consent Rights. For so long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, and shall cause its Subsidiaries not to, unless the Majority Holders otherwise approve, vote for or authorize, or otherwise waive any provision of this Section 14:
(a)create or authorize the creation of, or issue any equity securities of the Company or any of its Subsidiaries (or rights exercisable into equity securities of the Company or any of its Subsidiaries) that rank senior or pari passu to the rights, preferences or privileges of the Series A Preferred Stock; or
(b)permit any adverse change (including as a result of a merger, consolidation or other similar or extraordinary transaction) to the rights, preferences or privileges of the Series A Preferred Stock set forth in the Company’s certificate of incorporation or bylaws, including by amendment, modification or in any other manner that fails to give effect to the rights of the holders of the Series A Preferred Stock as set forth in this Certificate of Designations, the Company’s certificate of incorporation or bylaws, or otherwise required by applicable law.

SECTION 15.Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.
SECTION 16.No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
SECTION 17.Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be the Company. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.
SECTION 18.Replacement Certificates.
(a)Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
(b)Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Company Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.
SECTION 19.Taxes.
(a)Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes (“Transfer Taxes”) that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Company Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Company Common Stock or other securities to a Beneficial Owner other than the Beneficial Owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person requesting such issuance, delivery or payment has paid to the Company the amount of any such Transfer

Tax or has established, to the satisfaction of the Company, that such Transfer Tax has been paid or is not payable.
(b)Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes (i) the shares of Series A Preferred Stock are not intended to be classified as “preferred stock” within the meaning of Code Section 305, Treasury Regulation Section 1.305-5 or Code Section 306 (or similar or analogous state or local income tax law), (ii) if a conversion of shares of Series A Preferred Stock into Company Common Stock is effected, such transaction is intended to be treated as a “reorganization” within the meaning of Section 368(a)(l)(E) of the Code (or similar or analogous state or local income tax law) whereby the Holder of each exchanged share of Series A Preferred Stock is intended to be treated as transferring such share to the Company in exchange for Company Common Stock (such tax treatment described in clauses (i) and (ii), together, the “Intended Tax Treatment”). The Company and each Holder, shall file all applicable income tax returns in accordance with the Intended Tax Treatment and not take any reporting position with respect to applicable income taxes inconsistent with the Intended Tax Treatment unless otherwise required in connection with the settlement or resolution of any tax audit, contest or other procedure with a taxing authority or a change in law after the date hereof. Notwithstanding any other provision within this Certificate of Designation the Company shall not, without the written approval of the Majority Holders, pay any dividend or make any other distribution (within the meaning of Code Section 305 and the Treasury Regulations thereunder) on any share of capital stock or other security convertible into, or exercisable or exchangeable for, any capital stock of the Company, or take any other action, so long as any share of Series A Preferred Stock is outstanding, if such dividend, distribution or action may result in a deemed dividend or deemed distribution pursuant to Code Section 305 to the Holders of such shares. For the avoidance of doubt, the parties agree that the Initial Conversion Price Reset set forth in Section 11(a)(i) will not give rise to a deemed distribution pursuant to Code Section 305 to the Holders of the Series A Preferred Stock.
(c)Redemptions. The Company and the Holders agree to treat any redemption pursuant to Section 10 as a sale or exchange for purposes of Code Section 302 to the maximum extent permitted by law.
(d)Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Company Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders. The Company shall provide the applicable Holder with reasonable notice in advance of such deduction and withholding and shall use commercially reasonable efforts to cooperate with the applicable Holder to minimize or eliminate such withholding. Absent a change in law or a contrary determination within the meaning of Code Section 1313, this Section 19(d) shall not apply to the issuance of shares of Company Common Stock upon conversion or repurchase of any shares of Series A Preferred Stock and the Company shall not have the right to withhold and deduct upon such conversion. To the extent the Company in good faith reasonably believes that such change in law has in fact occurred, the Company shall give prompt notice of such change in law to the applicable Holder and shall cooperate in good faith with the applicable Holder to minimize or eliminate such deduction or withholding.

SECTION 20.Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its principal executive offices (Attention: General Counsel), Email: legalreview@ehealth.com),(ii) if to any Holder, to such Holder at the mail or email address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other mail or email address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
SECTION 21.Facts Ascertainable. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
SECTION 22.Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the shares of Series A Preferred Stock then outstanding.
SECTION 23.Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 30th day of April , 2021.

EHEALTH, INC.

By:	/s/ Scott N. Flanders
Name:	Scott N. Flanders
Title:	Chief Executive Officer